EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

AUSTINS STEAKS & SALOON, INC.

The undersigned, Austins Steaks & Saloon, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST, that the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 8, 1992.

SECOND, that it is advisable and in the best interest of the Corporation to amend the Certificate of Incorporation of the Corporation and that the Board of Directors of the Corporation and shareholders owning greater than a majority of each class of outstanding stock of the Corporation adopted the following resolution setting forth the proposed Amendment to the Corporation’s Certificate of Incorporation:

RESOLVED, that it is advisable and in the best interest of the Corporation to amend Article I. of the Certificate of Incorporation of the Corporation as follows:

ARTICLE I.

Name

The name of the Corporation shall be Western Sizzlin Corporation.

THIRD, pursuant to Sections 242, 222, and 228 of the General Corporation Law of the State of Delaware, the above Amendments were submitted to the Corporation’s shareholders and the shareholders duly consented to and adopted the Amendment.

IN WITNESS WHEREOF, the undersigned hereby certify that the facts above stated are true and that the execution hereof is their voluntary act and deed and  the voluntary act and deed of Austins under penalties of perjury.

DATED this 30th day of September, 2003.

AUSTINS STEAKS & SALOON, INC.

By:	/s/James C. Verney
James C. Verney
President & Chief Executive Officer

ATTEST:

By:	/s/Robyn B. Mabe, Secretary
Robyn B. Mabe, Secretary